FOR IMMEDIATE RELEASE


                         THE INDIA FUND, INC. ANNOUNCES
                       COMMENCEMENT DATE OF TENDER OFFERS



                  NEW YORK, August 30, 2002 - The India Fund, Inc. (the "Fund") announced today that the Fund's tender offer (the "Tender Offer") for up to 10% of the Fund's common stock will commence today and terminate on or about September 27, 2002. The Tender Offer will be conducted at a price equal to 95% of the Fund's net asset value per share on the last day of the tender offer period (or as otherwise permitted by the rules of the Securities and Exchange Commission (the "SEC")).
                  The Tender Offer will be made and stockholders will be notified in accordance with the requirements of the Securities and Exchange Act of 1934, as amended, and the Investment Company Act of 1940, as amended, either by publication or mailing or both.
                  The India Fund, Inc. is a closed-end management investment company that seeks long-term capital appreciation by investing primarily in Indian equity securities. The Fund is traded on the New York Stock Exchange under the trading symbol "IFN". Advantage Advisers, Inc., a subsidiary of CIBC World Markets Corp., serves as Investment Manager to the Fund.
                  This announcement is not an offer to purchase nor a solicitation of an offer to sell shares of the Fund. The offer is made only be the Offer to Purchase and the related Letter of Transmittal. Holders of Fund shares should read these documents when they are available because they contain important information. These and other filed documents will be available to investors for free both at the website of the SEC and from the Fund. The offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares in any jurisdiction in which making or accepting the offer would violate that jurisdiction's laws.
                  Periodically updated information on the Fund can be obtained by calling the Fund's dedicated telephone line. Information provided includes a recorded update revealing the Fund's top issues, net asset value, performance and other information. The Fund's toll-free number is (800) 421-4777.

Contact:          Barbara Pires
                  Advantage Advisers, Inc.
                  (212) 667-4711

                  THIS PRESS RELEASE MAY CONTAIN STATEMENTS REGARDING PLANS AND EXPECTATIONS FOR THE FUTURE THAT CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACT ARE FORWARD-LOOKING AND CAN BE IDENTIFIED BY THE USE OF WORDS SUCH AS "MAY," "WILL," "EXPECT," "ANTICIPATE," "ESTIMATE," "BELIEVE," "CONTINUE" OR OTHER SIMILAR WORDS. SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON THE FUND'S CURRENT PLANS AND EXPECTATIONS, AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS. ADDITIONAL INFORMATION CONCERNING SUCH RISKS AND UNCERTAINTIES ARE CONTAINED IN THE FUND'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.